SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement    [_] Confidential, for Use of the
                                       Commission Only (as permitted by
                                       Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                     Computer Associates International, Inc.
      --------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


      --------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


 (1) Title of each class of securities to which transaction applies:

----------------------------------------------------------------------


 (2) Aggregate number of securities to which transaction applies:

----------------------------------------------------------------------


 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

----------------------------------------------------------------------


 (4) Proposed maximum aggregate value of transaction:

----------------------------------------------------------------------


 (5) Total fee paid:

----------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1) Amount Previously Paid:

----------------------------------------------------------------------


 (2) Form, Schedule or Registration Statement No.:

----------------------------------------------------------------------


 (3) Filing Party:

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 (4) Date Filed:

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
                         One Computer Associates Plaza
                               Islandia, NY 11749
                                 1-631-342-5224


                                             July 14, 2000


Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Computer Associates International, Inc. (the "Company"), to be held at 10:00 a.m. Eastern Daylight Time on Wednesday, August 30, 2000 at the Wyndham Wind Watch Hotel, located at 1717 Motor Parkway, Islandia, New York.

     The Board of Directors urges you to read the accompanying Notice of Annual Meeting and Proxy Statement, and recommends that you vote (1) FOR the election of the directors nominated; (2) FOR ratification of the Board's appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2001; and (3) AGAINST the stockholder proposal relating to employee benefits.

     The vote of every stockholder is important. As an added convenience and cost-savings measure for our stockholders, we are offering voting by telephone and the Internet. Registered holders and most "street name" holders will find the instructions on the enclosed proxy card. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we urge you to use the electronic voting alternatives available, or sign, date, and mail the enclosed proxy card in the envelope provided at your earliest convenience.

     Admission to the Annual Meeting will be by ticket only. Stockholders planning to attend the meeting should use the two cut-out admission tickets on the last page of this booklet. A map showing the location of the meeting is also included.

     Thank you for your cooperation and support.



                                             Very truly yours,

                                             /s/ Charles B. Wang


                                             Charles B. Wang
                                             Chairman of the Board and
                                             Chief Executive Officer

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



To the Stockholders of Computer Associates International, Inc.:

     The Annual Meeting of Stockholders of Computer Associates International, Inc. (the "Company") will be held on Wednesday, August 30, 2000, at 10:00 a.m. Eastern Daylight Time at the Wyndham Wind Watch Hotel, located at 1717 Motor Parkway, Islandia, New York, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected;


     2. To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2001;


     3. To consider and vote upon a stockholder proposal relating to employee benefits described in the accompanying Proxy Statement; and


     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on July 5, 2000 as the record date for determination of those stockholders who will be entitled to notice of and to vote at the meeting and any adjournment thereof. You may examine a list of the stockholders of record as of the close of business on July 5, 2000 for any purpose germane to the meeting during the ten-day period preceding the date of the meeting at the offices of the Company, located at One Computer Associates Plaza, Islandia, NY 11749.

     If you plan to attend the meeting, please bring the admission ticket on the outside back cover of this proxy booklet.

     If you hold your shares through a broker or other nominee and fail to bring your admission ticket, proof of ownership will be accepted by the Company only if you bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your share ownership in the Company as of July 5, 2000.

     Whether or not you expect to attend, STOCKHOLDERS ARE REQUESTED TO VOTE THEIR SHARES ELECTRONICALLY BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, OR SIGN, DATE, AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED. No postage is required if mailed in the United States.


                                           By Order of the Board of Directors

                                           /s/Michael A. McElroy


                                           Michael A. McElroy
                                           Senior Vice President and Secretary

Islandia, New York
July 14, 2000

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
                         One Computer Associates Plaza
                               Islandia, NY 11749

                                PROXY STATEMENT

                              GENERAL INFORMATION

Proxy Solicitation

     This Proxy Statement is furnished to the holders of the Common Stock, par value $.10 per share ("Common Stock"), of Computer Associates International, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Wednesday, August 30, 2000, and at any adjournment thereof. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. At present, the Board of Directors knows of no other business which will come before the meeting.

     The Notice of Annual Meeting, Proxy Statement, and form of proxy will be mailed to stockholders on or about July 14, 2000. The Company will bear the cost of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, and facsimile by the directors, officers, and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held by such persons, and the Company may reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred.

Revocability and Voting of Proxy

     A form of proxy for use at the meeting and a postpaid return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by voting in person at the meeting. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions shown on the proxy. If no instructions are given, the proxies will be voted (1) FOR the election of management's nominees for election as directors; (2) FOR ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending March 31, 2001; and (3) AGAINST the stockholder proposal relating to employee benefits.

Record Date and Voting Rights

     Only stockholders of record at the close of business on July 5, 2000 are entitled to notice of and to vote at the meeting or any adjournment thereof. On July 5, 2000, the Company had outstanding 592,863,193 shares of Common Stock.

     Votes cast at the meeting will be tabulated by persons appointed as inspectors of election for the meeting. The inspectors of election will treat shares of Common Stock represented by a properly signed and returned proxy as present at the meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of Common Stock represented by "broker non-votes" as present for purposes of determining a quorum.

     The nominees for election to the Board of Directors receiving the greatest number of affirmative votes cast by holders of Common Stock, up to the number of directors to be elected, will be elected as directors. Accordingly, abstentions or broker non-votes as to the election of directors will have no effect on the election of directors.

     The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy and entitled to vote thereat will be required to approve the selection of the independent auditors, and the stockholder proposal relating to employee benefits. In determining whether such proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against the proposal.

Annual Report

     The Annual Report of the Company for the fiscal year ended March 31, 2000 is being mailed with this Proxy Statement.

     Stockholders are referred to that report for financial and other information about the activities of the Company. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part of it.

                  Stock Ownership By Certain Beneficial Owners

     The following table sets forth certain information as to the beneficial ownership of the Company's Common Stock as of July 5, 2000 by the persons, other than members of the Board of Directors and management of the Company, known to the Company to own, or deemed to own, beneficially 5% or more of the Company's Common Stock:

                                          Number of Shares         Percent of
Name and Address of Beneficial Owner     Beneficially Owned      Class (rounded)
------------------------------------     ------------------      ---------------
Walter Haefner/                            123,087,500(1)             20.8%
Careal Holding AG
Utoquai 49
8022 Zurich, Switzerland
------------------------

(1) According to a Form 4 for February 1999, filed by Walter Haefner. Mr. Haefner has the sole voting and dispositive power with respect to 123,087,500 shares of the Company's Common Stock held of record by Careal Holding AG.

                         BOARD AND MANAGEMENT OWNERSHIP

     The following table sets forth certain information as to the beneficial ownership of the Company's Common Stock as of July 5, 2000 for (i) each director and nominee, including Charles B. Wang, the Chairman and Chief Executive Officer, Sanjay Kumar, President and Chief Operating Officer, and Russell M. Artzt, Executive Vice President-Research and Development; (ii) the two most highly compensated executive officers (other than Messrs. Wang, Kumar, and Artzt) and another person that would have been one of the most highly compensated had he been an executive officer at March 31, 2000; and (iii) all directors and nominees, and executive officers as a group (12 persons). Information with respect to beneficial ownership is based upon information furnished to the Company by each security holder.

                                       Number of Shares               Percent
Name of Beneficial Owner           Beneficially Owned(1)(2)           of Class
--------------------------         ------------------------           --------
Directors and Nominees:
         Russell M. Artzt               2,873,067(4)                     .5%
         Alfonse M. D'Amato                 6,750                         *
         Willem F.P. de Vogel              64,302                         *
         Richard A. Grasso                 55,500                         *
         Shirley Strum Kenny               11,000                         *
         Sanjay Kumar                   5,688,499(4)                    1.0%
         Roel Pieper                        6,750                         *
         Charles B. Wang               32,482,966(3)(4)                 5.5%
Non-Directors:
         Michael A. McElroy                36,423                         *
         Charles P. McWade                 36,102                         *
         Ira H. Zar                       351,048                         *
         All Directors and Executive
          Officers as a Group (12
          persons)                     41,625,787                       7.0%

         * Represents less than .1% of the outstanding Common Stock.

---------------------

(1) Includes shares that may be acquired within 60 days after July 5, 2000 through the exercise of stock options as follows: Mr. Artzt, 1,205,907; Mr. Kumar, 1,656,082; Mr. McElroy, 14,088; Mr. McWade, 25,587; Mr. Wang,
     6,987,022;  Mr. Zar, 333,783; Mr. D'Amato, 6,750; Mr. de Vogel, 47,250; Mr.
     Grasso, 40,500; Mr. Pieper, 6,750; and all directors, nominees, and executive officers as a group, 12,961,869.

(2) Includes shares credited to the executives' accounts in the Company's tax-qualified profit-sharing plan as follows: Mr. Artzt, 20,389; Mr. Kumar, 33,202; Mr. McElroy, 22,335; Mr. McWade, 1,500; Mr. Wang, 1,529; Mr. Zar,
     2,753; and all executive officers as a group, 83,584.

(3) Includes 145,950 shares owned directly and as trustee for a minor by Mr. Wang's spouse, an employee of the Company; 2,625,565 shares subject to employee stock options held by Mr. Wang's spouse, which are exercisable within 60 days after July 5, 2000; and 1,179 shares credited to the account of Mr. Wang's spouse in the Company's tax-qualified profit-sharing plan. Mr. Wang disclaims beneficial ownership of such shares.

(4) Does not take into account the decision of the Delaware Court of Chancery concerning shares issued under the 1995 Key Employee Stock Ownership Plan or the settlement of the litigation relating thereto.

ITEM 1-ELECTION OF DIRECTORS

Nominees

     It is proposed that the eight persons named below will be elected at the meeting. Unless otherwise specified it is the intention of the persons named in the accompanying form of Proxy to vote all shares of Common Stock represented by such proxy for the election of Russell M. Artzt, Alfonse M. D'Amato, Willem F.P. de Vogel, Richard A. Grasso, Shirley Strum Kenny, Sanjay Kumar, Roel Pieper, and Charles B. Wang to serve as directors until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. Each of the nominees now serves as a director of the Company. At the time of the Annual Meeting, if any of the nominees named below is not available to serve as director (an event which the Board of Directors does not now anticipate), the proxies will be voted for the election as directors of such other person or persons, if any, as the Board of Directors may designate.

     Set forth below are the names and ages of the nominees, the principal occupation of each, the year in which each was first elected a director of the Company, the business experience of each for at least the past five years and certain other information concerning each of the nominees.

                                                                        Director
                                                              Age         Since
                                                              ---       --------
Russell M. Artzt (1)                                          53         1980
     Executive Vice  President-Research and Development
     since April 1987 and the Senior Development Officer
     of the Company since 1976.

Alfonse M. D'Amato (2) (3) (4)                                62         1999
     Partner in Park Strategies LLP, a business consulting
     firm, since January 1999. United States Senator from
     January 1981 until January 1999.  During his tenure,
     he served as Chairman of the Senate Committee on
     Banking,  Housing and Urban  Affairs,  and  Chairman
     of the  Commission  on Security  and  Cooperation  in
     Europe.   He  is  also  a  director  of  Avis  Rent-a-
     Car, Inc. and NRT Incorporated.

Willem F.P. de Vogel (2) (3)                                  49         1991
     President of Three Cities Research,  Inc., a private
     investment  management firm in New York City,  since
     1981. From August 1981 to August 1990, Mr. de Vogel
     served  as a  director  of the  Company.  He is also
     a director of Morton Industrial Group.

Richard A. Grasso (3) (4)                                     53         1994
     Chairman and Chief  Executive  Officer of the New
     York Stock  Exchange since June 1995. He was Executive
     Vice Chairman of the New York Stock Exchange from
     January 1991 to May 1995,  and President and Chief
     Operating Officer from June 1988 to May 1995. He has
     been with the Exchange since 1968.

Shirley Strum Kenny (2) (4)                                   65         1994
     President  of the  State  University  of New  York
     at Stony Brook since September 1994. She was
     President of Queens College of The City University
     of New York from 1989 to August  1994.  She is also
     a director of Toys "R" Us, Inc.

Sanjay Kumar (1)                                              38         1994
     President and Chief Operating  Officer since
     January 1994. He was Executive Vice  President-
     Operations   from   January   1993   to   December
     1993, Senior Vice President-Planning from April
     1989 to December 1992, Vice  President-Planning from
     November 1988 to March 1989. He joined the Company
     with the acquisition of UCCEL in August 1987.

Roel Pieper (3)                                               44         1999
     General  Partner  with  Insight  Capital   Partners
     since November 1999. Executive Vice President of Royal
     Philips  Electronics,  an  electronics  company, from
     1998 until May 1999.  From 1997 to 1998, he was Senior
     Vice President,  worldwide  sales and marketing, of
     Compaq  Computer  Corporation.  He was  President and
     Chief Executive  Officer of Tandem Computers from 1995
     until its merger with Compaq  Computer Corporation in
     1997.  From  1993 to  1995,  he was  President  and
     Chief  Executive  Officer of Tandem  Computers'  UB
     Networks.  He is also a director of Lincoln National
     Corporation, General Magic, Inc. and Quokka Sports, Inc.

Charles B. Wang (1)                                           55         1976
     Chief Executive Officer of the Company since 1976 and
     Chairman of the Board  since  April  1980.  He is also
     a director of Symbol Technologies, Inc.

(1)      Member Executive Committee.

(2)      Member Audit Committee.

(3)      Member Stock Option and Compensation Committee.

(4)      Member Nominating Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

Meetings of the Board of Directors and Committees.

     During the Company's fiscal year ended March 31, 2000, the Board of Directors of the Company held 12 meetings. In addition to these meetings, the Board of Directors acted by unanimous written consent on two occasions. Each Director attended more than 75% of the Board meetings and meetings of the Board committees on which he or she served. The Company has standing Executive, Audit, Stock Option and Compensation, and Nominating Committees. Irving Goldstein was a member of the Board of Directors and served on the Stock Option and Compensation Committee and the Audit Committee until his death on May 26, 2000.

     The Executive Committee consists of Russell M. Artzt, Sanjay Kumar, and Charles B. Wang. During fiscal year 2000, the Executive Committee did not meet, but acted by unanimous written consent on one occasion.

     The Stock Option and Compensation Committee of the Board (the "Compensation Committee") consists of four non-employee directors, Alfonse M. D'Amato, Willem F.P. de Vogel, Richard A. Grasso, and Roel Pieper. The Compensation Committee has the power to prescribe, amend, and rescind rules relating to the Company's 1994 Annual Incentive Compensation Plan, 1995 Key Employee Stock Ownership Plan, 1998 Incentive Award Plan, 1991 Stock Incentive Plan, 1981 Incentive Stock Option Plan, 1987 Non-Statutory Stock Option Plan, and 1993 Stock Option Plan for Non-Employee Directors (the "Plans"), to grant options and other awards under the Plans and to interpret the Plans. The other duties of the Compensation Committee are described below under "Stock Option and Compensation Committee Report on Executive Compensation." During fiscal year 2000, the Compensation Committee met eight times and acted by unanimous written consent on two occasions.

     The Audit Committee of the Board consists of three non-employee directors, Alfonse M. D'Amato, Willem F.P. de Vogel, and Shirley Strum Kenny. The committee has the responsibility of recommending the firm to be chosen as independent auditors, overseeing and reviewing audit results, and monitoring the effectiveness of internal audit functions. The Audit Committee met six times during fiscal year 2000. The Audit Committee has recommended the selection of KPMG LLP as independent auditors for the fiscal year ending March 31, 2001.

     The Nominating Committee of the Board consists of three non-employee directors, Alfonse D'Amato, Richard A. Grasso, and Shirley Strum Kenny. The committee has responsibility for suggesting nominees to the Board for election as directors. During fiscal year 2000, the Nominating Committee met once.

Director's Compensation

     Under the 1996 Deferred Stock Plan for Non-Employee Directors (the "1996 Plan"), directors receive their entire annual retainer in Common Stock, receipt of which is deferred until retirement from the Board, death, or disability. At its annual meeting on August 25, 1999, the Board of Directors established its annual Director Fee for the succeeding 12 months at $45,000. The Director Fee will be credited to each director's Deferred Stock Compensation Account based on the Fair Market Value of the Company's stock on August 29, 2000. Directors who are also employees of the Company receive no Board or Committee fees.

     Under the Company's 1993 Stock Option Plan for Non-Employee Directors (the "1993 Plan"), non-employee directors are automatically awarded options to acquire up to 6,750 shares of the Company's Common Stock per year depending on the Company's attainment of specific return on equity objectives. Pursuant to the 1993 Plan, the exercise price of such options is equal to the Fair Market Value of the shares covered by such options on the date of grant. On August 26, 1999, each Non-Employee Director, except Dr. Kenny, was granted 6,750 options to acquire shares of Common Stock at $51.44 per share. On the advice of the New York State Commission on Ethical Practices, Dr. Kenny has declined to accept any options under this Plan.

     Under an Amendment to the 1996 Plan, which provides that the Board of Directors may credit the Deferred Stock Compensation Account under the 1996 Plan of any Non-Employee Director who by force of any federal, state, or local law, regulation, or government agency decision is precluded from accepting options under the 1993 Plan, Dr. Kenny has received a credit to her Deferred Stock Compensation Account with an amount representing the economic equivalent of options foregone under the 1993 Plan.

Report of Compensation Committee

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might affect future filings, including this Proxy Statement, the report of the Stock Option and Compensation Committee of the Company's Board of Directors set forth below, and the Stock Performance Graph set forth on page 11 in accordance with Securities Exchange Commission requirements, shall not be incorporated by reference into any such filings.

                 STOCK OPTION AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

General

     Decisions as to certain compensation of the Company's executive officers are made by the Compensation Committee of the Company's Board of Directors, none of the members of which are employees of the Company. At the Company's fiscal year end, the members of the Compensation Committee were Alfonse M. D'Amato, Willem F.P. de Vogel, Irving Goldstein, Richard A. Grasso, and Roel Pieper.

Compensation Policies

     The Compensation Committee's executive compensation policies are designed to attract and retain executives capable of leading the Company in a rapidly evolving computer software marketplace and to motivate such executives to maximize profitability and stockholder value. The Compensation Committee has designed the Company's executive compensation program with four components to achieve this objective-base salary; annual incentives; long-term equity participation; and benefits. The majority of each executive's total compensation is dependent on the attainment of predefined performance objectives which are consistent with the maximization of stockholder value. The philosophy and operation of each component is discussed herein.

     Base Salary. Base salaries for its executive officers are designed to attract and retain superior, high-performing individuals. As such, the Company believes its base salaries for executive positions are, and should be, equal to or greater than those of comparable companies.

     Annual Incentives. The executive officers earn a significant portion of their total annual compensation based on achievement of predetermined individual and Company performance targets. The Company's 1994 Annual Incentive Compensation Plan, which is administered by the Compensation Committee, establishes a specific percentage of net income after taxes that is in excess of a threshold based on the Company's target return on average stockholders' equity. Different percentages of any such excess are determined for each executive officer at the commencement of each fiscal year. The Compensation Committee may, at its discretion, decrease (but never increase) the calculated annual incentive compensation payable to an executive, and/or direct that a portion of this incentive be payable in Company's Common Stock, subject to certain holding restrictions.

     Long-Term Equity Participation. The Compensation Committee believes strongly that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholders' return. To this end, the Compensation Committee grants to key executives stock options which vest under the 1991 Incentive Stock Option Plan (i.e., become exercisable) over a five-year period following the date of grant as follows: 10% on the first anniversary; 15% on the second anniversary; 20% on the third anniversary; 25% on the fourth anniversary; and 30% on the fifth anniversary. Options granted at the current market price to executives under the Company's 1991 Stock Incentive Plan have a term of ten years from the date of grant, and subject to the above vesting restrictions, may be exercised at any time during such term. The Company's 1995 Key Employee Stock Ownership Plan (the "1995 Plan"), which is administered by the Compensation Committee, was approved by the stockholders at the 1995 Annual Meeting. It provided for the award of restricted stock upon the attainment of certain predefined stock prices. Shares awarded under the 1995 Plan are subject to significant limitations on transfer for seven years after the shares vest.

     Benefits. The benefits available to executive officers are the same as those afforded to all full-time employees. In general, they are the standard protection against financial catastrophe that can result from personal or family illness, disability, or death. Executive officers are also eligible to participate in the voluntary personal contribution, as well as the Company matching and discretionary, provisions of the Computer Associates Savings Harvest Plan (the "CASH Plan"), to the extent permitted under the CASH Plan, the applicable Employment Retirement Income Security Act of 1974 regulations, as amended ("ERISA") and the Code. The Company's medical, dental, and disability plans as well as the CASH Plan provide all employees with the protection and peace of mind necessary to devote their full attention to achievement of the Company's objectives.

Chief Executive Officer Compensation

     The Compensation Committee determined the components of Mr. Wang's fiscal year 2000 compensation as follows:

     Base Salary. Mr. Wang's base salary of $1,000,000 was not increased from that of the two previous fiscal years.

     Annual Incentives. The Company's fiscal year 2000 performance produced a return-on-average stockholders' equity in excess of the predetermined threshold under the 1994 Annual Incentive Compensation Plan (the "1994 Plan"). Pursuant to the 1994 Plan for fiscal year 2000, Mr. Wang's award was calculated at a predetermined percentage of the Company's net income for the fiscal year less a cost of equity. The cost of equity was computed based on a "five point" quarterly average of the Company's reported stockholder's equity. Mr. Wang's total performance-based at-risk compensation calculated under the 1994 Plan was approximately $15,971,000. This amount was reduced by the Compensation Committee to $11,957,000. In addition, 60% of this amount or $7,174,000, as reduced, was granted in unregistered Company Common Stock.

     Long-Term Equity Participation. Under the terms of the 1995 Plan, all shares awarded under the 1995 Plan became fully vested on May 21, 1998. Mr. Wang, upon achievement of the performance objectives described in the 1995 Plan, received 9,334,205 shares after adjustment for applicable taxes. These shares are subject to significant limitation on transfer for seven years after vesting. In addition, Mr. Wang is restricted from transferring 6,885,000 additional shares of Common Stock which he owns today. Such restriction will lapse concomitantly with those for shares issued under the 1995 Plan. Pursuant to a court approved settlement, Mr. Wang will return to the Company 2,700,000 shares of Common Stock previously issued under the 1995 Plan.

     The Committee also granted an award to Mr. Wang of one million options exercisable at the Fair Market Value on the date of the grant based upon its subjective determination of his potential contribution to the operations of the business.

     Benefits. Mr. Wang received matching and discretionary contributions to the Company's benefit plans of $21,875 in fiscal year 2000. He was also provided benefits under the Company's medical, dental, and disability plans consistent with those provided to other full-time employees.

Other Executive Officers

     The compensation plans of most of the Company's other executive officers, including the persons listed in the Summary Compensation Table on page 12, provide for a base salary, annual incentive compensation based on either individual fixed percentages of the Company's aggregate net income above a predetermined return on average stockholders' equity for the fiscal year or an absolute level of Company revenue/net margin achievement, long-term equity grants under the Company's 1991 Stock Incentive Plan, and access to the Company's standard employee benefit plans. For fiscal year 2000, the Compensation Committee allocated an aggregate of approximately 1% of the Company's adjusted net income to the four executive officers, other than the Chief Executive Officer. Except for Messrs. McElroy and Zar, approximately 60% of this amount was awarded in the form of unregistered Company Common Stock. Under the 1995 Plan, Mr. Kumar and Mr. Artzt were awarded shares of Common Stock on the same basis and same performance objectives as described for the Chief Executive Officer. These shares are subject to significant limitations on transfer for seven years after vesting. Pursuant to a court approved settlement, Mr. Kumar and Mr. Artzt will return to the Company 1,350,000 and 450,000 shares, respectively, of Common Stock previously issued under the 1995 Plan.

Deductibility

     Beginning in 1994, Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company's chief executive officer and to each of the other four highest-paid executive officers unless this compensation qualifies as "performance-based." In 1994, the Committee adopted, and the stockholders approved, terms under which Annual Incentive Compensation and Long-Term Equity Participation awards should qualify as performance-based. The Company believes that all awards under the 1995 Plan are fully deductible under current tax regulations. Additionally, based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options, the issuance or vesting of restricted stock, or the award of any other equity-based compensation, as applicable under the Company's 1991 Stock Incentive Plan and any prior Plans should qualify as performance-based. The Committee is not precluded, however, from making compensation payments under different terms even if they would not qualify for tax deductibility under Section 162(m).

                 SUBMITTED BY THE STOCK OPTION AND COMPENSATION
                 COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:
                                                       Alfonse M. D'Amato
                                                       Willem F.P. de Vogel
                                                       Richard A. Grasso
                                                       Roel Pieper

                      Common Stock Price Performance Graph

     The following graph compares cumulative total return of the Company's Common Stock (using the closing price on the NYSE at March 31, 2000 of $59.19) with the Standard & Poor's Computer Software and Services Index* and the Standard & Poor's 500 Index during the fiscal years 1996 through 2000 assuming the investment of $100 on April 1, 1995 and the reinvestment of dividends.


                               TOTAL RETURN DATA

                         3/31/95  3/31/96  3/31/97  3/31/98  3/31/99  3/31/00
                         -------  -------  -------  -------  -------  -------
Computer Associates
 International, Inc.       100      181      148      330      204      340

S&P Computer Software
 and Services Index        100      141      198      363      628      866

S&P 500 Index              100      132      158      234      278      327

*The Standard & Poor's  Computer  Software and Services Index is composed of the following companies:
      Adobe Systems, Inc.                      Novell, Inc.
      America Online, Inc.                     Oracle Corporation
      Autodesk, Inc.                           Parametric Technology Corporation
      BMC Software, Inc.                       PeopleSoft, Inc.
      Citrix Systems                           Siebel Systems, Inc.
      Computer Associates International, Inc.  Unisys Corporation
      Compuware Corporation                    Veritas Software
      Microsoft Corporation                    Yahoo! Inc.

        COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

     The following table sets forth the cash and non-cash compensation for the Chief Executive Officer and each of the four next most highly compensated executive officers of the Company for each of the fiscal years ended March 31, 2000, 1999, and 1998, respectively.

                           SUMMARY COMPENSATION TABLE
                                                                       Long Term
                                                                 Compensation Awards
     Name and             Fiscal     Annual  Compensation     Restricted Stock  Option             All Other
Principal Position         Year      Salary   Incentive(1)     Awards ($)(2)   Awards (#)(3)    Compensation(4)
------------------        ------   -----------------------   -------------------------------    ---------------
Charles B. Wang            2000    $1,000,000  $4,783,000     $  7,174,000       1,000,000          $33,875
Chairman of the Board      1999    $1,000,000  $3,600,000     $650,812,050            -             $35,948
and Chief Executive        1998    $1,000,000  $6,000,000     $  9,000,000            -             $36,400
Officer

Sanjay Kumar               2000     $ 900,000  $3,156,000     $  4,735,000         750,000          $33,875
President and Chief        1999     $ 900,000  $2,400,000     $326,306,025            -             $35,948
Operating Officer          1998     $ 900,000  $4,240,000     $  6,360,000            -             $36,400

Russell M. Artzt           2000     $ 750,000  $  861,000     $  1,291,000         250,000          $33,875
Executive Vice             1999     $ 750,000  $  720,000     $108,648,675            -             $35,948
President-Research         1998     $ 750,000  $1,165,000     $  1,745,000            -             $36,400
and Development

Michael A. McElroy         2000     $ 285,000  $   45,000            -               7,500          $25,858
Senior Vice President      1999     $ 258,000  $   40,000            -               5,500          $26,536
and Secretary              1998     $ 215,000  $   35,000            -               8,950          $26,484

Charles P. McWade(5)       2000     $ 200,000  $  510,000            -              75,000          $29,433
Senior Vice                1999     $ 200,000  $  450,000            -              52,700          $31,233
President-Business         1998     $ 200,000  $  350,000            -             130,515          $32,520
Development

Ira H. Zar                 2000     $ 350,000  $  950,000            -             500,000          $33,808
Executive Vice President-  1999     $ 247,500  $  340,000            -             152,700          $31,948
Finance and Chief          1998     $ 190,000  $  125,000            -             130,515          $31,494
Financial Officer

(1) Includes incentive compensation for Messrs. Wang, Kumar, and Artzt, for fiscal years 2000, 1999, and 1998, made under the 1994 Annual Incentive Compensation Plan

(2) Includes restricted stock awarded under the 1994 Annual Incentive Compensation Plan for Messrs. Wang, Kumar, and Artzt, for fiscal year 1999 in the amounts of $5,400,000, $3,600,000, and $1,080,000, respectively.
     Shares awarded under the 1994 Plan are entitled to dividends. Also reflects long-term incentive compensation earned in fiscal year 1999 based on the achievement of stock price targets established in connection with the 1995 Plan. Under that plan, previously described in the 1995 Proxy and approved by the stockholders at the 1995 Annual Meeting, Messrs. Wang, Kumar, and Artzt, were awarded in the aggregate 20.25 million shares. Such share awards, which vested in their entirety on May 21, 1998, were in the amounts of $645,412,050, $322,706,025, and $107,568,675, for Messrs. Wang, Kumar,
     and Artzt, respectively. Shares awarded under the 1995 Plan are entitled to dividends. On June 22, 2000, the Delaware Court of Chancery approved a settlement providing for the return to the Company of 2,700,000, 1,350,000, and 450,000 shares of Common Stock by Messrs. Wang, Kumar, and Artzt, respectively.

(3) Option awards reflect the three-for-two stock split effective November 5, 1997. All options granted to such executive officers of the Company vest over a five-year period following the date of grant: 10% on the first anniversary; 15% on the second anniversary; 20% on the third anniversary; 25% on the fourth anniversary; and 30% on the fifth anniversary.

(4) Consists of Company contributions to the Company's benefit plans and a non-reimbursed travel allowance for Mr. McElroy of $4,800 for each fiscal year and $12,000 for each of the other executive officers for each fiscal year.

(5)  Charles P. McWade ceased to be an executive officer in October 1999.

     The following tables summarize option grants and exercises during the fiscal year ended March 31, 2000 to or by the executive officers named in the Summary Compensation Table on page 12, and the value of the options held by such person on March 31, 2000.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                   Granted         Percent of      Exercise     Expiration      Potential  Appreciation
Name               Options       Total Grants(3)    Price          Date           5%(1)        10%(2)
------------      ---------     ---------------    --------    -------------    -----------------------
C.B. Wang         1,000,000          14.1%          $51.69     July 21, 2009    $32,506,305 $82,377,360
S. Kumar            750,000          10.6%          $51.69     July 21, 2009    $24,379,729 $61,783,020
R.M. Artzt          250,000           3.5%          $51.69     July 21, 2009    $ 8,126,576 $20,594,340
M.A. McElroy          7,500            .1%          $51.69     July 21, 2009    $   243,797 $   617,830
C.P. McWade          75,000           1.1%          $51.69     July 21, 2009    $ 2,437,973 $ 6,178,302
I.H. Zar            500,000           7.1%          $51.69     July 21, 2009    $16,253,153 $41,188,680

(1) Realizable net value if Company stock were to increase in value five percent (5%) per year for the ten-year term of the options.

(2) Realizable net value if Company stock were to increase in value ten percent (10%) per year for the ten-year term of the options.

(3)  Based on a total of 7,089,750 options granted.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                Number of                  Net Value of Unexercised
                                                           Unexercised Options                In-The-Money Options
                  Shares Acquired/       Value               at March 31, 2000                 at March 31, 2000(3)
Name                 Exercised         Realized(1)      Exercisable(2) Unexercisable      Exercisable(2) Unexercisable
------------      ----------------     -----------      ----------------------------      -----------------------------
C.B. Wang                -                  -             9,074,567      1,381,205         $480,164,371     $22,692,235
S. Kumar              104,555          $ 5,766,488        1,275,814      1,055,268         $ 56,664,439     $17,790,929
R.M. Artzt            600,000          $29,463,586          976,889        454,018         $ 44,312,801     $10,005,910
M.A. McElroy             -                  -                 9,682         23,961         $    305,200     $   447,715
C.P. McWade            74,315          $ 1,828,879           18,087        310,591         $    272,606     $ 6,467,992
I.H. Zar                 -                  -               212,433        825,591         $  7,384,088     $11,697,155
------------

(1) Market value of shares purchased at exercise date less aggregated option exercise price.

(2) All option grants vest over a five-year period: 10% on the first anniversary; 15% on the second anniversary; 20% on the third anniversary; 25% on the fourth anniversary; and 30% on the fifth anniversary.

(3) Pro forma net valuation based on the March 31, 2000 closing price of $59.19, less fair market price at the grant date.

Employee's Profit Sharing Plans

     The Company maintains a profit sharing plan, the CASH Plan, for the benefit of employees of the Company. The CASH Plan is intended to be a qualified plan under Section 401(a) of the Code, and certain contributions made thereunder qualify for tax deferral under Section 401(k) of the Code. The CASH Plan is funded through the Company's and participating employees' contributions, and generally provides that employees may contribute, through payroll deductions, a percentage of their regular salary. The Company makes matching and discretionary contributions for eligible participants in the CASH Plan who have one year of service, including the Company's executive officers ("Employer Contributions"). Participants in the CASH Plan receive a 50% match of their contributions, up to a maximum of 5% of annual compensation (subject to certain Code limitations), and a portion of the Company's discretionary contribution for each year generally in proportion to their annual compensation as allowed by the Code. The Company's contributions under the CASH Plan vest in incremental amounts over a period of seven years from date of hire, and are 100% vested after seven years. The CASH Plan is administered by a committee of officers of the Company appointed by the Board of Directors. All employees are eligible to participate in the CASH Plan in the month following hire.

     Effective April 1, 1994, the Company established an unfunded "Restoration Plan" primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. This Restoration Plan is solely for the purpose of benefiting participants in the CASH Plan who are precluded from receiving a full allocation of Employer Contributions under the CASH Plan because of the limitation on the compensation taken into account under such CASH Plan imposed by Section 401(a)(17) of the Code as amended by the Omnibus Budget Reconciliation Act of 1993.

     The Company also established effective January 1, 1993, an unfunded "Excess Benefit Plan" as said term is defined in Sections 3(36) and 4(b)(5) of ERISA, solely for the purpose of benefiting participants in the CASH Plan who are unable to receive a full allocation of Employer Contributions under the CASH Plan limitations imposed by Section 415 of the Code.

     During fiscal year 2000, the Company contributed $21,875, for each of the accounts of Messrs. Wang, Kumar, and Artzt, $21,058 for the account of Mr. McElroy, $17,433 for the account of Mr. McWade, $21,808 for the account of Mr. Zar, and $34,988,000 for all participating employees under the CASH, the Excess Benefit, and the Restoration Plans. Such contributions are included in the amount of other cash compensation set forth opposite the five executive officers' names on the Summary Compensation Table on page 12.

Stock Option Plans

     During fiscal year 2000, the Company maintained the 1981 Incentive Stock Option Plan (the "1981 Plan") which provides for the issuance to certain selected employees of incentive stock options to purchase up to a maximum of 27,000,000 shares of Common Stock. Incentive stock options are stock options which are intended to satisfy the criteria established in Section 422 of the Code and are subject to different tax treatment than non-statutory stock options. Under the 1981 Plan, stock options may be granted for terms of up to ten years. The 1981 Plan terminated in accordance with its terms, on October 23, 1991, which was the tenth anniversary of the date on which it was first adopted. No additional options may be granted under the 1981 Plan.

     The Company also maintains the 1987 Non-Statutory Stock Option Plan (the "1987 Plan") pursuant to which non-statutory options to purchase up to 16,875,000 shares of Common Stock may be granted to selected officers and key employees of the Company. Pursuant to the 1987 Plan, the option price of stock options granted thereunder may not be less than the market price of the shares of Common Stock on the date of grant. The option period may not exceed 12 years. The 1987 Plan terminated in accordance with its terms on March 24, 2000.

     The Company's 1991 Stock Incentive Plan (the "1991 Plan") provides that up to an aggregate of 67,500,000 shares of the Company's Common Stock may be granted to employees (including officers of the Company) pursuant to stock options or stock appreciation rights ("SARs"). The options may be either options intended to qualify as "incentive stock options," as that term is defined in the Code, or non-statutory options. The Compensation Committee has the power to determine whether such options are intended to qualify as an incentive stock option under the Code. The 1991 Plan will terminate in accordance with its terms on June 24, 2001.

     The 1993 Stock Option Plan for Non-Employee Directors (the "1993 Plan") provides for non-statutory options to purchase up to 337,500 shares of Common Stock to be available for grant to each member of the Board of Directors who is not otherwise an employee of the Company.

     The 1981 Plan, the 1987 Plan, the 1991 Plan, and the 1993 Plan are administered by the Compensation Committee of the Board of Directors. Outstanding options which were issued under a Plan which subsequently terminated remain exercisable in accordance with the terms of each option. The Compensation Committee determines the individuals to whom options and SARs are granted, the date or dates of grant, and the number of shares covered by the options and SARs granted. The per share exercise price of options and SARs granted may not be less than 100% of the Fair Market Value of a share of the Company's Common Stock on the date of grant. Shares of Common Stock acquired may be treasury shares, including shares purchased in the open market, newly issued shares or a combination thereof. Fair Market Value, as of any date, means the closing sales price of a share of Common Stock on such date as reflected in the consolidated trading of New York Stock Exchange issues (as long as the Company's Common Stock is listed on the New York Stock Exchange).

1995 Key Employee Stock Ownership Plan

     Under the 1995 Key Employee Stock Ownership Plan, a total of 20,250,000 restricted shares were granted to Messrs. Artzt, Kumar, and Wang. On May 21, 1998, the closing price of the Company's common stock exceeded $53.33 for 60 trading days beginning October 21, 1997, and all of the 20,250,000 shares vested. After an adjustment for applicable taxes, a total of 14,743,266 shares were issued to Messrs. Artzt, Kumar, and Wang on June 12, 1998. These shares issued are subject to significant limitations on transfer during the seven years following vesting.

     On June 22, 2000, the Delaware Court of Chancery approved a settlement providing for the return to the Company of a total of 4,500,000 shares of Common Stock issued under the 1995 Plan.

1998 Incentive Award Plan ("1998 Plan")

     Under the 1998 Plan, a total of 4,000,000 Phantom Shares, as defined in the 1998 Plan, are available for grant to certain employees from time to time through March 31, 2008. As of March 31, 2000, there were approximately 1,800,000 Phantom Shares outstanding.

Year 2000 Employee Stock Purchase Plan ("Purchase Plan")

     During fiscal year 2000, the Company established the Purchase Plan, which provides for the purchase of up to 30,000,000 shares of the Company's Common Stock by employees. Under the terms of the Purchase Plan, employees may elect to withhold between 1% and 25% of their base pay through payroll deductions, subject to Internal Revenue Code limitations. Shares of the Company's Common Stock may be purchased at six-month intervals at 85% of the lower of the Fair Market Value on the first or last day of each six-month period.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange (the "NYSE") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company ("Section 16(a) Forms"). Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of such copies of Section 16(a) Forms received by it, or written representations from certain reporting persons during the fiscal year ended March 31, 2000, the Company believes that each of its officers, directors, and greater than 10% beneficial stockholders complied with all applicable filing requirements.

Certain Transactions

     During the fiscal year ended March 31, 2000, the Company retained the law firm of Wang & Wang, in which Charles B. Wang's brother, Mr. Francis S. L. Wang, is a member, to perform legal services for the Company. Wang & Wang, who represented  the  Company  in  connection  with a number  of  matters  involving protection of intellectual property rights, joint venture matters, and litigation, received approximately $963,000 in fees and disbursements during the fiscal year.

     During the fiscal year ended March 31, 2000, the Company paid Quokka Sports, Inc., of which Roel Pieper is a member of the Board of Directors, approximately $3,000,000 for advertising fees.

     In the opinion of management, the aforementioned services were fair and reasonable and as favorable to the Company as those which could have been obtained from other third parties.

ITEM 2-RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     A representative of KPMG LLP will be present at the meeting and will be available to respond to appropriate questions from stockholders.

     Although the By-laws of the Company do not require the submission of the selection of independent auditors to the stockholders for approval, the Board of Directors considers it desirable that its appointment of independent auditors be ratified by the stockholders. KPMG LLP was the independent auditor for the Company for the 2000 fiscal year and has been appointed to serve in that capacity for the 2001 fiscal year. The firm of Ernst & Young LLP ("Ernst & Young") served as independent auditors for the Company for the fiscal year ended March 31, 1999, and was discontinued upon the Board of Directors' appointment of KPMG LLP on June 29, 1999.

     The reports of Ernst & Young on the Company's consolidated financial statements for each of the two fiscal years in the period ended March 31, 1999 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with audits of the Company's consolidated financial statements for each of the two fiscal years ended March 31, 1999 and March 31, 1998, and the subsequent interim period prior to June 29, 1999, there were no disagreements between the Company and Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or audit scope and procedures which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their reports.

     The Board of Directors will ask the stockholders to ratify the appointment of KPMG LLP as independent auditors for the Company at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

ITEM 3-STOCKHOLDER PROPOSAL RELATING TO EMPLOYEE BENEFITS

     Eugene Mastroianni, 429-29th Street, McKeesport, PA 15132, beneficial owner of 54 shares of Computer Associates International, Inc. Common Stock, has requested the Company to present the following proposal at this year's meeting:

     For purposes of benefits paid to, or for, parties living together with employees of Computer Associates International Inc. ("the Company"), be it resolved that:

     No such benefits be paid by the Company unless the said parties fall into exactly one of the following three categories:

     (1)  The party is a legal female wife of the employee.
     (2)  The party is a legal male husband of the employee.
     (3) The party is a child, natural or legally adopted, of the employee, and meets age requirements (if any) of:
          (a) Current civil law(s),
              and
          (b) Current Company policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Company is committed to operating its business in full compliance with all applicable laws and has adopted a policy on equal employment opportunity. As such, it is corporate policy to fill positions with qualified candidates regardless of race, color, sex, age, religion, ancestry, national origin, citizenship status, marital status, sexual orientation, medical condition, disability or veteran status. This policy applies to employment, subsequent job training placement, compensation and all other areas of personnel practice including benefits. In accordance with this policy, benefits that are extended to spouses of employees are also extended to domestic partners, regardless of sexual orientation.

     Since the Company is committed to operating its business in full compliance with all applicable laws, the policy expressed in the proposal represents an unnecessary intrusion into the operation of the Company's business. The Company's policy is that employment related decisions are made based on merit qualifications and other job related criteria, and personal characteristics such as sexual orientation are not relevant to those decisions. Therefore, your Board of Directors does not believe that the written policy expressed in the proposal is necessary and recommends a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

                             STOCKHOLDER PROPOSALS

     The Company's By-laws require advance notice for any stockholder nomination or proposal at an annual or special meeting of stockholders. In general, all nominations or proposals must be delivered to the Secretary of the Company at the Company's World Headquarters. The submission deadline for stockholder proposals for consideration for inclusion in proxy materials for the 2001 Annual Meeting is March 22, 2001.

                                 OTHER BUSINESS
     The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated. Therefore, whether or not you expect to attend the meeting, please sign and date your proxy and return it in the enclosed postpaid envelope.

                                   By Order of the Board of Directors

                                   /s/Michael A. McElroy

                                   Michael A. McElroy
                                   Senior Vice President and Secretary
Dated: July 14, 2000
Islandia, New York

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING. SUCH REQUESTS SHOULD BE ADDRESSED
TO:

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
                      ATTN.: INVESTOR RELATIONS DEPARTMENT
            ONE COMPUTER ASSOCIATES PLAZA, ISLANDIA, NEW YORK 11749

      THE ANNUAL REPORT ON FORM 10-K MAY ALSO BE OBTAINED VIA THE INTERNET
                                 (WWW.CA.COM).

           Notice: If you plan on attending the 2000 Annual Meeting, please cut out and use the admission ticket(s) below.

           No admission will be granted without an admission ticket.

                         Annual Meeting Of Stockholders
              August 30, 2000, 10:00 a.m. (Eastern Daylight Time)
                            Wyndham Wind Watch Hotel
                            1717 Motor Parkway
                              Islandia, NY 11788
                                 1-631-232-9800

From East of Islandia: Take 495 West to Exit 58 (Old Nichols Road). Go North on Old Nichols Road. Make a left on Motor Parkway. The Wyndham Wind Watch Hotel is on the right.

From West of Islandia: Take 495 East to Exit 57 (Motor Parkway). At the light, turn left. Go straight across Route 454 (Veterans Highway). The Wyndham Wind Watch Hotel is on the left.


           PLEASE VOTE YOUR SHARES VIA THE TELEPHONE OR INTERNET, OR
                             SIGN, DATE, AND RETURN
              THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Admission Ticket
Computer Associates
Software superior by design
Annual Meeting Of Stockholders
Wyndham Wind Watch Hotel
1717 Motor Parkway
Islandia, NY 11788
1-631-232-9800
August 30, 2000
10:00 a.m. EDT
Admit ONE